SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

V. I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 10, 2004, V.I. Technologies, Inc. (“Vitex” or the “Company”) announced that it had signed binding agreements with a group of investors for a $20 million private placement of its common stock and warrants to purchase its common stock. The $20 million financing is being led by Great Point Partners LLC of Greenwich, Connecticut. Ampersand Ventures and A.M. Pappas and Associates, the two largest investors in Panacos Pharmaceuticals, will also participate. Ampersand Ventures is also the largest investor in Vitex.

The $20 million private placement is designed to fund simultaneously with the closing of the previously announced merger with Panacos Pharmaceuticals, Inc. (“Panacos”). As required by the regulations of the Nasdaq Stock Market, Vitex shareholders will be asked to vote to approve the financing as well as the Panacos merger. The Company plans to file a registration statement on Form S-4 with the Securities and Exchange Commission shortly. A joint proxy statement/prospectus relating to the merger and the private placement financing will be mailed to all shareholders to solicit their votes. Under the terms of the private placement, Vitex will issue 100,000,000 shares of common stock (an effective price of $0.20 per common share), and detachable warrants to purchase up to 45,000,000 shares of common stock at $0.24 per share exercisable over five years. Upon the closing of the financing, the private placement investors will have the right to appoint one member to the Company’s Board of Directors, which will continue to have a majority of independent directors. The financing is subject to various closing conditions, including the closing of the merger with Panacos.

On December 8, 2004, Vitex and Panacos entered into a third amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of June 2, 2004 and previously amended as of November 5, 2004 and November 28, 2004, by and among Vitex, Panacos and certain stockholders of Panacos (the “Merger Agreement”).

Under the terms of the Amendment, Vitex has agreed to use its commercially reasonable efforts to cause the Board of Directors of the surviving corporation in the merger, immediately after the effective time of the merger, to consist of no more than nine persons, including two members to be nominated by Panacos following the effective time of the merger (the “Panacos Representatives”). The Merger Agreement had originally provided for the Board of Directors to consist of no more than eleven persons, including two nominees of Panacos, after the effective time. The Amendment also addressed various corporate governance-related matters for the surviving corporation in the merger.

The Amendment further provides that, as soon as practicable after the date of the Amendment, Vitex and Panacos shall mutually agree upon an operating plan for the surviving corporation for the 2005 fiscal year, and that after the effective time of the merger, any material deviation from the operating plan would require the consent of the Panacos Representatives, such consent not to be unreasonably withheld.

Closing of the merger is subject to certain conditions, including approval by the stockholders of Vitex and Panacos.

ITEM 8.01 OTHER EVENTS.

On December 10, 2004, Vitex announced that it had implemented a restructuring of its operations to reduce expenses. The restructuring is intended to allow Vitex to conserve cash until the completion of the merger with Panacos. The restructuring includes an immediate reduction in the Company’s workforce, by approximately 40%. The Company expects to record a severance charge of approximately $100,000 in the fourth quarter of 2004 in connection with this restructuring. Each of the employees eligible for severance under the restructuring plan will receive severance pay equal to his or her one-month salary. The Company does not expect to incur any additional charges in connection with the restructuring.

In addition, in a separate release, Panacos announced the initiation of a Phase 2a clinical trial of its HIV drug candidate, PA-457. Institutional Review Board and other approvals have been received and the study is now open for enrollment. Panacos plans to complete dosing of all patients and report preliminary results in the first half of

2005. In this study, HIV-infected patients not on other therapy will receive PA-457 once daily for 10 days. The primary endpoint of the study will be reduction of viral load. PA-457 is the first in a new class of oral HIV drugs discovered by Panacos scientists that inhibit the last stage of the virus life cycle, virus maturation. It is designed to combat drug resistance, which occurs in up to two thirds of HIV patients treated with currently available drugs and is the leading cause of HIV treatment failure. Panacos expects to complete the study and announce the results in the first half of 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Exhibit
99.1	Press Release of V.I. Technologies, Inc. dated December 10, 2004

99.2	Press Release of V.I. Technologies, Inc. dated December 10, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.
Dated: December 10, 2004
	By:	/s/ Thomas T. Higgins
Thomas T. Higgins,
Chief Financial Officer and Executive Vice President, Operations

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release of V.I. Technologies, Inc. dated December 10, 2004

99.2	Press Release of V.I. Technologies, Inc. dated December 10, 2004